                                                           Exhibit No. EX-99.m.8

                   DELAWARE GLOBAL REAL ESTATE SECURITIES FUND
                                     CLASS C

                                DISTRIBUTION PLAN

     The following  Distribution  Plan (the "Plan") has been adopted pursuant to
Rule l2b-l under the Investment  Company Act of 1940, as amended (the "Act"), by
Delaware Group Equity Funds IV (the "Trust"),  separately for each Series of the
Trust  identified  on Schedule I as amended from time to time (the  "Series") on behalf of the C Class  shares of each such  Series  identified  on Schedule I as amended from time to time (the "Class"),  which Trust, Series and Classes may do business  under  these or such other names as the Board of Trustees of the Trust may designate from time to time. The Plan has been approved by a majority of the
Board of Trustees,  including a majority of the Trustees who are not  interested persons of the Trust and who have no direct or  indirect  financial  interest in the operation of the Plan or in any agreements related thereto  ("non-interested
Trustees"), cast in person at a meeting called for the purpose of voting on such
Plan.  Such  approval  by the  Trustees  included  a  determination  that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each such Series and shareholders of each such Class.

     The  Trust is a  business  trust  organized  under the laws of the State of
Delaware,  is authorized to issue different series and classes of securities and is an open-end management  investment company registered under the Act. Delaware
Distributors, L.P. (the "Distributor") is the principal underwriter and national distributor for the Series' shares,  including shares of the Class,  pursuant to the  Distribution  Agreement  between the Distributor and the Trust on behalf of each Series ("Distribution Agreement").

     The Plan provides that:

     l. (a) The  Trust  shall  pay to the  Distributor,  out of the  assets of a particular Class, a monthly fee not to exceed the fee rate set forth on Schedule
I for such Class as may be determined by the Trust's Board of Trustees from time to time.

     (b) In addition to the amounts  described in (a) above, the Trust shall pay
(i) to the  Distributor  for payment to dealers or others,  or (ii)  directly to others, an amount not to exceed the service fee rate set forth on Schedule I for such Class, as a service fee pursuant to dealer or servicing agreements.

     2.  (a) The  Distributor  shall  use the  monies  paid  to it  pursuant  to paragraph l (a) above to assist in the  distribution  and promotion of shares of the relevant Class.  Payments made to the Distributor under the Plan may be used for, among other things,  preparation and distribution of advertisements,  sales literature  and  prospectuses  and reports used for sales  purposes,  as well as compensation  related to sales and  marketing  personnel,  and  holding  special promotions.  In  addition,  such  fees  may be  used to pay  for  advancing  the commission  costs to  dealers  with  respect to the sale of the  relevant  Class shares.

     (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things,  furnishing personal services and
maintaining  shareholder  accounts,   which  services  include  confirming  that
customers have received the Prospectus and Statement of Additional  Information,
if applicable;  assisting such customers in maintaining  proper records with the
Trust;  answering questions relating to their respective accounts; and aiding in maintaining the investment of their respective customers in the relevant Class.

     3. The Distributor shall report to the Trust at least monthly on the amount and the use of the monies paid to it under  paragraph  1(a) above.  In addition, the  Distributor and others shall inform the Trust monthly and in writing of the amounts paid under  paragraph 1(b) above;  both the  Distributor  and any others receiving  fees under the Plan shall  furnish the Board of Trustees of the Trust with such other  information as the Board may  reasonably  request in connection with the  payments  made  under the Plan with  respect to each Class and the use thereof  by the  Distributor  and others in order to enable the Board to make an informed  determination  of the amount of the Trust's  payments  and whether the
Plan should be continued with respect to each Class.

     4. The officers of the Trust shall  furnish to the Board of Trustees of the
Trust,  for their review,  on a quarterly basis, a written report of the amounts expended  under the Plan with  respect to each Class and the  purposes for which such expenditures were made.

     5. This Plan shall take effect with  respect to the C Class of a particular
Series as of the  effective  date set  forth on  Schedule  I (the  "Commencement
Date");  thereafter,  the Plan shall  continue in effect  with  respect to the C
Class of a  particular  Series  for a  period  of more  than  one year  from the
Commencement  Date only so long as such continuance is specifically  approved at least  annually  by a vote of the Board of  Trustees  of the  Trust,  and of the non-interested  Trustees,  cast in person at a meeting called for the purpose of voting on such Plan.

     6.  (a) The  Plan may be  terminated  as to the C Class  of any  particular
Series at any time by vote of a majority  of the  non-interested  Trustees or by vote of a majority of the outstanding voting securities of such Class.

     (b) The Plan may not be amended as to the C Class of any particular  Series to  increase  materially  the amount to be spent for  distribution  pursuant  to paragraph l hereof without approval by the shareholders of such Class.

     7.  All  material  amendments  to  this  Plan  shall  be  approved  by  the non-interested Trustees in the manner described in paragraph 5 above.

     8. So long as the Plan is in effect,  the selection  and  nomination of the
Trust's  non-interested  Trustees  shall be committed to the  discretion of such non-interested Trustees.

     9. The definitions  contained in Sections  2(a)(19) and 2(a)(42) of the Act shall govern the meaning of  "interested  person(s)"  and "vote of a majority of the outstanding voting securities," respectively, for the purposes of this Plan.

     This  Plan  shall  take  effect on the  Commencement  Date,  as  previously defined.

August 15, 2007